Exhibit 99.1

October 18, 2023	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of $1.33 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Nine Months Ended September 30, 2023:

•	Significant Expense Item: During the three months ended September 30, 2023, the Company recorded expenses in Legal and Professional Fees totaling $904,000 related to training and implementation costs for its upcoming core systems conversion and professional fees to consultants engaged to support the Company in its transition of core and ancillary software and information technology systems.
•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.1 billion and $440 million, respectively, at September 30, 2023. In addition, at September 30, 2023, the Company had unpledged securities with a market value totaling $555 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. At September 30, 2023, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $774 million (16% of total deposits). The Company believes it has ample sources of liquidity.
•	Capital: The Company’s capital position remained strong as of September 30, 2023, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2023, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 14.7%. Total stockholders’ equity decreased $1.4 million in the nine months ended September 30, 2023 and the Company’s tangible common equity ratio was 9.1% at September 30, 2023. See “Capital” section for additional information regarding the decrease in total stockholders’ equity.
•	Net Interest Income: Net interest income for the third quarter of 2023 decreased $6.2 million (or approximately 11.6%) to $46.7 million compared to $52.9 million for the third quarter of 2022. Net interest margin was 3.43% for the quarter ended September 30, 2023, compared to 3.96% for the quarter ended September 30, 2022. Net interest income and net interest margin in the second quarter of 2023 were $48.1 million and 3.56%, respectively. Competition for deposits and higher market interest rates, along with a shift in the funding mix, resulted in increased funding costs in the third quarter of 2023.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $57.7 million, or 1.3%, from $4.51 billion at December 31, 2022 to $4.56 billion at September 30, 2023. This increase was primarily in other residential (multi-family) loans and commercial business loans, with a decrease in commercial real estate loans. As construction projects are completed, the loans either pay off or move to their respective loan categories, primarily multi-family or commercial real estate.
•	Asset Quality: Non-performing assets and potential problem loans totaled $11.2 million at September 30, 2023, an increase of $5.9 million from $5.3 million at December 31, 2022. At September 30, 2023, non-performing assets were $10.9 million (0.19% of total assets), an increase of $7.2 million from $3.7 million (0.07% of total assets) at December 31, 2022. The increase in non-performing assets was mainly in the commercial real estate loan category. A single loan relationship collateralized by an office building in Missouri, which totaled $8.6 million, was added to non-performing loans during the second quarter of 2023. The Company experienced net charge offs of $227,000 in the nine months ended September 30, 2023.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2023, were $1.33 per diluted common share ($15.9 million net income) compared to $1.46 per diluted common share ($18.1 million net income) for the three months ended September 30, 2022.

Preliminary earnings for the nine months ended September 30, 2023, were $4.52 per diluted common share ($54.7 million net income) compared to $4.20 per diluted common share ($53.3 million net income) for the nine months ended September 30, 2022.

For the quarter ended September 30, 2023, annualized return on average common equity was 11.47%, annualized return on average assets was 1.11%, and annualized net interest margin was 3.43%, compared to 13.01%, 1.30% and 3.96%, respectively, for the quarter ended September 30, 2022. For the nine months ended September 30, 2023, annualized return on average common equity was 13.15%, annualized return on average assets was 1.28%, and annualized net interest margin was 3.66%, compared to 12.26%, 1.30% and 3.73%, respectively, for the nine months ended September 30, 2022.

Great Southern President and CEO Joseph W. Turner said, “Our third quarter performance was solid, but down a bit, as we continued to navigate through a challenging operating environment. Thanks to the hard work of the Great Southern team, we earned $1.33 per diluted common share ($15.9 million) for the third quarter of 2023, compared to $1.46 per diluted common share ($18.1 million) for the third quarter of 2022. Earnings performance ratios in the third quarter of 2023 were again good, with an annualized return on average assets of 1.11% and annualized return on average equity of 11.47%.

“Like many banks, we experienced much higher deposit costs during the second quarter of 2023, reflective of increasing market interest rates and significant competition for deposits. Deposit costs again moved higher in the third quarter of 2023, but the pace of increases moderated compared to the second quarter. Higher deposit costs drove a decrease in net interest income – approximately $6.2 million lower in the third quarter 2023 compared to the same period in 2022, and about $1.4 million lower compared to the second quarter of 2023. Net interest income for this cycle peaked in the third and fourth quarters of 2022. Higher funding costs were partially caused by a moderate amount of time deposits maturing at relatively low rates. These time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current market rates. Higher funding costs also were realized on interest-bearing demand and savings accounts as certain rates increased and the mix shifted from non-interest-bearing accounts to these deposit products. Besides the higher funding costs of deposits, net interest income was also negatively affected by the Company’s interest rate swaps (two of which began net settlements in May 2023). These two interest rate swaps reduced interest income by a total of $2.7 million and $1.7 million, respectively, during the third and second quarters of 2023. These swaps had no impact in quarters prior to the second quarter of 2023.”

Turner added, “The Company’s liquidity and capital positions continue to be strong. Our borrowing capacity at the Federal Home Loan Bank remained above $1 billion at September 30, 2023. At the end of September 2023, we had available secured funding lines through the FHLBank and Federal Reserve Bank and on-balance sheet liquidity totaling approximately $2.2 billion. Total stockholders’ equity decreased by $1.4 million from the end of 2022, and decreased more substantially ($14.6 million) from June 30, 2023 as a result of increased unrealized AOCI losses due to market rate increases in the third quarter of 2023. The retained earnings component of our stockholders’ equity increased $20.8 million during the nine months ended September 30, 2023. Our capital remains substantially above regulatory well-capitalized thresholds, and our tangible common equity ratio was 9.1% at September 30, 2023. As we noted previously, our deposit base is diverse by customer type and geography and has a low level of uninsured deposits (approximately 16% of total deposits, excluding internal subsidiary accounts). Non-interest-bearing checking balances declined about $38 million from June 30, 2023 to September 30, 2023, and have decreased $121 million in 2023 through September 30.

“As expected, total outstanding loan balances modestly grew by $58 million since the end of 2022. Growth primarily came from the multi-family loan segment (much of this from projects completed and moved from the construction category to multi-family) and commercial business loans, partially offset by a reduction in the commercial real estate category. At the end of September 2023, the pipeline of loan commitments and unfunded lines declined to $1.4 billion, including $922 million in the unfunded portion of construction loans. At the beginning of 2023, loan commitments and unfunded lines totaled $2.1 billion, with $1.4 billion in unfunded construction lines. Overall credit quality metrics remained very strong during the quarter. Non-performing assets to total assets were 0.19% at September 30, 2023. Delinquencies in our loan portfolio continued to be at historically low levels.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net interest income	$46,738	$52,898	$148,068	$144,994
Provision (credit) for credit losses on loans and unfunded commitments	(1,195)	3,315	(2,140)	5,345
Non-interest income	7,852	7,984	23,510	26,480
Non-interest expense	35,557	34,758	104,738	99,030
Provision for income taxes	4,349	4,676	14,325	13,755
Net income and net income available to common shareholders	$15,879	$18,133	$54,655	$53,344

Earnings per diluted common share	$1.33	$1.46	$4.52	$4.20

NET INTEREST INCOME

Net interest income for the third quarter of 2023 decreased $6.2 million to $46.7 million, compared to $52.9 million for the third quarter of 2022. Net interest margin was 3.43% in the third quarter of 2023, compared to 3.96% in the same period of 2022, a decrease of 53 basis points. For the three months ended September 30, 2023, net interest margin decreased 13 basis points compared to net interest margin of 3.56% in the three months ended June 30, 2023. For the three months ended September 30, 2023, net interest income decreased $1.4 million compared to net interest income of $48.1 million in the three months ended June 30, 2023. In comparing the 2023 and 2022 third quarter periods, the average yield on loans increased 113 basis points while the average rate paid on interest-bearing deposits increased 203 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types during the third quarter. The average rate on interest-bearing demand and savings deposits increased 123 basis points The average interest rate spread was 2.79% for the three months ended September 30, 2023, compared to 3.76% for the three months ended September 30, 2022 and 2.96% for the three months ended June 30, 2023.

Compared to the second quarter of 2023, interest expense increased $1.2 million on interest-bearing demand and savings accounts, increased $1.4 million on time deposits and increased $815,000 on brokered deposits. The increase in interest expense was primarily due to higher market rates. The weighted average interest rate on interest-bearing demand and savings accounts increased 20 basis points, while the weighted average interest rate on time deposits increased 51 basis points. The weighted average interest rate on brokered deposits increased 19 basis points. Interest income on loans increased $1.4 million compared to the second quarter of 2023, but was reduced by $2.7 million in the third quarter of 2023, compared to a reduction of $1.7 million during the second quarter of 2023, due to the two interest rate swaps described below, which began net settlements in the second quarter of 2023.

Net interest income for the nine months ended September 30, 2023 increased $3.1 million to $148.1 million, compared to $145.0 million for the nine months ended September 30, 2022. Net interest margin was 3.66% in the nine months ended September 30, 2023, compared to 3.73% in the same period of 2022, a decrease of seven basis points. The net interest income increase primarily resulted from increasing market interest rates and a higher balance of interest-earning assets, with average loans increasing $308 million. The average interest rate spread was 3.09% for the nine months ended September 30, 2023, compared to 3.58% for the nine months ended September 30, 2022.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended September 30, 2023 and the three months ended September 30, 2022. The Company recorded $6.1 million of interest income related to the swap in both the nine months ended September 30, 2023 and the nine months ended September 30, 2022. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available). The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income. If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $2.8 million in the three months ended September 30, 2023, compared to $428,000 in the three months ended September 30, 2022. The Company recorded a reduction of loan interest income related to this swap transaction of $7.5 million in the nine months ended September 30, 2023. The Company recorded loan interest income related to this swap transaction of $610,000 in the nine months ended September 30, 2022.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, beginning in May 2023, the Company receives a fixed rate of interest of 2.628% and pays a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, beginning in May 2023, the Company receives a fixed rate of interest of 5.725% and pays a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company will receive net interest settlements, which will be recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $2.7 million and $4.4 million, respectively, in the three and nine months ended September 30, 2023. At September 30, 2023, the USD-Prime rate was 8.50% and the one-month USD-SOFR OIS rate was 5.31663%.

The Company’s net interest income was negatively impacted in the third quarter of 2023 by the high level of competition for deposits due to asset growth across the industry and the liquidity events at a few banks in March 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates in the second quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current higher market rates. In addition, in the first quarter of 2023 the Company experienced a higher-than-normal reduction in balances of non-interest-bearing deposits. The outflow of non-interest-bearing deposits moderated in the second and third quarter of 2023. Customer balances in both non-interest-bearing checking and interest-bearing checking accounts have fluctuated in the first nine months of 2023. As market interest rates for certain checking account types and time deposit accounts have increased, some customers have chosen to reallocate funds into higher-rate accounts. The Company has significantly more low-rate time deposits maturing in the fourth quarter of 2023 compared to those that matured in the third quarter of 2023. However, the difference in the rate being paid on those time deposits currently versus the expected rate that will be paid upon renewal of those maturing time deposits is not as great as it was in previous periods in 2023. Subsequent to September 30, 2023, time deposit maturities over the next 12 months are as follows: within three months -- $354 million with a weighted-average rate of 3.16%; within three to six months -- $352 million with a weighted-average rate of 3.88%; and within six to twelve months -- $350 million with a weighted-average rate of 3.93%.Based on time deposit market rates in October 2023, replacement rates for these maturing time deposits are likely to be approximately 4.25-4.75%.

If market interest rates remain near their current levels, the Company’s interest rate swaps will continue to have a negative impact on net interest income. Based on the interest rates on these swaps at September 30, 2023, the negative impact of all the interest rate swaps combined in the fourth quarter of 2023 is expected to be approximately $3.7 million. The negative impact of all the interest rate swaps combined in the third quarter of 2023 was approximately $3.5 million. As noted above, one of these interest rate swaps will terminate March 1, 2024. This interest rate swap had a negative impact to net interest income of $2.8 million in the third quarter of 2023. It is expected to have a negative impact to net interest income of $2.9 million in the fourth quarter of 2023 and $1.9 million in the first quarter of 2024, then no impact in subsequent periods.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2023, non-interest income decreased $132,000 to $7.9 million when compared to the quarter ended September 30, 2022. None of the components of non-interest income experienced increases or decreases exceeding $200,000 in comparing the two periods.

For the nine months ended September 30, 2023, non-interest income decreased $3.0 million to $23.5 million when compared to the nine months ended September 30, 2022, primarily as a result of the following items:

•	Other income: Other income decreased $845,000 compared to the prior year period. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets, with no similar transactions occurring in the current year period.
•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $738,000 compared to the prior year period. This decrease was primarily due to a portion of these transactions now being routed through channels with lower fees to us, which we expect will continue in future periods.
•	Gain (loss) on derivative interest rate products: In the 2023 period, the Company recognized a loss of $234,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans and the change in fair value on interest rate swaps related to brokered time deposits. In the 2022 period, the Company recognized a gain of $385,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2023, non-interest expense increased $799,000 to $35.6 million when compared to the quarter ended September 30, 2022, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $697,000 from the prior year quarter. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. In addition, compensation costs related to originated loans that are deferred under accounting rules decreased by $233,000 in the 2023 period compared to the 2022 period (resulting in higher expense in the 2023 period), as the volume of loans originated in the third quarter of 2023 decreased substantially compared to the third quarter of 2022.
•	Net occupancy expenses: Net occupancy expenses increased $531,000 from the prior year period. Various components of computer license and support expenses increased by $333,000 in the 2023 period compared to the 2022 period. In addition, various repairs and maintenance expenses increased by $106,000 in the 2023 period compared to the 2022 period.

•	Insurance: Insurance expense increased $498,000 from the prior year quarter. The increase was primarily due to previously announced increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund.
•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $390,000 from the prior year quarter, to $1.8 million. In the 2022 period, the Company expensed $372,000 in fees related to the interest rate swaps initiated in July 2022, which was not repeated in the 2023 period.

For the nine months ended September 30, 2023, non-interest expense increased $5.7 million to $104.7 million when compared to the nine months ended September 30, 2022, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $2.1 million from the prior year period. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. In addition, compensation costs related to originated loans that are deferred under accounting rules decreased by $1.2 million in the 2023 period compared to the 2022 period (resulting in higher expense in the 2023 period), as the volume of loans originated in the first nine months of 2023 decreased substantially compared to the same period in 2022.
•	Net occupancy expenses: Net occupancy expenses increased $2.0 million from the prior year period. Various components of computer license and support expenses increased by $986,000 in the 2023 period compared to the 2022 period. In addition, various repairs and maintenance expenses increased by $224,000 in the 2023 period compared to the 2022 period.
•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $1.2 million from the prior year period, to $5.5 million. In the 2023 period, the Company expensed a total of $3.1 million, compared to $1.7 expensed in the 2022 period, primarily related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems.
•	Insurance: Insurance expense increased $795,000 from the prior year period. The increase was primarily due to previously announced increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund.

The Company’s efficiency ratio for the quarter ended September 30, 2023, was 65.13% compared to 57.09% for the same quarter in 2022. The Company’s efficiency ratio for the nine months ended September 30, 2023, was 61.04% compared to 57.75% for the same period in 2022. The Company’s ratio of non-interest expense to average assets was 2.49% and 2.45% for the three- and nine-months ended September 30, 2023, respectively, compared to 2.49% and 2.42% for the three- and nine-months ended September 30, 2022, respectively. Average assets for the three months ended September 30, 2023, increased $124.5 million, or 2.2%, compared to the three months ended September 30, 2022, primarily due to an increase in net loans receivable and interest-bearing cash equivalents, partially offset by a decrease in investment securities. Average assets for the nine months ended September 30, 2023, increased $255.6 million, or 4.7%, compared to the nine months ended September 30, 2022, primarily due to an increase in net loans receivable and investment securities, partially offset by a decrease in interest-bearing cash equivalents.

INCOME TAXES

For the three months ended September 30, 2023 and 2022, the Company's effective tax rate was 21.5% and 20.5%, respectively. For the nine months ended September 30, 2023 and 2022, the Company's effective tax rate was 20.8% and 20.5%, respectively. These effective rates were near or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 22.0% in future periods.

CAPITAL

As of September 30, 2023, total stockholders’ equity and common stockholders’ equity were each $531.7 million (9.3% of total assets), equivalent to a book value of $44.81 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2022, were each $533.1 million (9.4% of total assets), equivalent to a book value of $43.58 per common share. At September 30, 2023, the Company’s tangible common equity to tangible assets ratio was 9.1%, compared to 9.2% at December 31, 2022. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at September 30, 2023 and December 31, 2022, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $63.5 million and $47.2 million, respectively. This change in net unrealized loss during the nine months ended September 30, 2023, primarily resulted from decreasing intermediate-term market interest rates (which generally increased the fair value of investment securities) during the first three months of 2023, followed by increasing intermediate-term market interest rates (which generally decreased the fair value of investment securities) during the period from March 31, 2023 through September 30, 2023.

In addition, included in stockholders’ equity at September 30, 2023, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $12.7 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At September 30, 2023, the remaining pre-tax amount to be recorded in interest income was $16.4 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at September 30, 2023, was an unrealized loss (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $25.9 million. Significant increases in market interest rates since the inception of these hedges have caused their fair values to decrease.

As noted above, total stockholders' equity decreased $1.4 million, from $533.1 million at December 31, 2022 to $531.7 million at September 30, 2023. Stockholders’ equity decreased due to repurchases of the Company’s common stock totaling $19.5 million and dividends declared on common stock of $14.4 million. Accumulated other comprehensive loss increased $23.4 million during the nine months ended September 30, 2023, primarily due to declines in the market value of available-for-sale securities and decreases in the fair value of cash flow hedges. Partially offsetting these decreases were net income of $54.7 million in the nine-month period and a $1.3 million increase in stockholders’ equity due to stock option exercises.

The Company also had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $30.6 million at September 30, 2023, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes) it would have decreased total stockholder’s equity by $23.1 million at September 30, 2023. This amount was equal to 4.3% of total stockholders’ equity of $531.7 million.

On a preliminary basis, as of September 30, 2023, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 14.7%. On September 30, 2023, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 12.7%, Tier 1 Capital Ratio was 12.7%, and Total Capital Ratio was 14.0%.

In December 2022, the Company’s Board of Directors authorized the purchase of one million shares of the Company’s common stock. As of September 30, 2023, a total of approximately 801,000 shares were available in our stock repurchase authorization.

During the three months ended September 30, 2023, the Company repurchased 106,801 shares of its common stock at an average price of $50.52 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $10.1 million. During the nine months ended September 30, 2023, the Company repurchased 376,122 shares of its common stock at an average price of $51.97 and declared regular quarterly cash dividend of $1.20 per common share, which, combined, reduced stockholders’ equity by $33.9 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s management of the ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes particular sources of funds based on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At September 30, 2023, the Company had the following available secured lines and on-balance sheet liquidity:

September 30, 2023
Federal Home Loan Bank line	$1,053.1 million
Federal Reserve Bank line	$439.8 million
Cash and cash equivalents	$182.3 million
Unpledged securities – Available-for-sale	$361.6 million
Unpledged securities – Held-to-maturity	$193.4 million

During the three months ended September 30, 2023, the Company’s total deposits increased $27 million. Total brokered deposits decreased less than $1 million. Time deposits generated through the Company’s banking center and corporate services networks increased $21 million and time deposits generated through internet channels decreased $5 million. Interest-bearing checking balances increased $49 million (about 2.3%) and non-interest-bearing checking balances decreased $38 million (about 3.9%).

During the nine months ended September 30, 2023, the Company’s total deposits increased $167 million. Brokered deposits increased $258 million through a variety of sources. Time deposits generated through the Company’s banking center and corporate services networks increased $9 million and time deposits generated through internet channels decreased $32 million. Interest-bearing checking balances increased $55 million (about 2.5%) and non-interest-bearing checking balances decreased $121 million (about 11.4%).

LOANS

Total net loans, excluding mortgage loans held for sale, increased $57.7 million, or 1.3%, from $4.51 billion at December 31, 2022 to $4.56 billion at September 30, 2023. This increase was primarily in other residential (multi-family) loans ($64 million increase) and commercial business loans ($50 million increase), partially offset by a decrease in commercial real estate loans ($27 million decrease). The pipeline of loan commitments declined further in the third quarter of 2023. The unfunded portion of construction loans remained significant, but also declined, in the third quarter of 2023. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$205,935	$207,597	$205,517	$199,182	$175,682	$164,480
Secured by real estate (not one- to four-family)	—	—	—	—	23,752	22,273
Not secured by real estate - commercial business	103,434	109,135	113,186	104,452	91,786	77,411

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	104,666	111,491	104,045	100,669	74,501	42,162
Secured by real estate (not one-to four-family)	921,632	1,123,860	1,333,596	1,444,450	1,092,029	823,106

Loan commitments
Secured by real estate (one-to four-family)	22,123	25,571	33,221	16,819	53,529	85,917
Secured by real estate (not one-to four-family)	56,159	50,071	78,384	157,645	146,826	45,860
Not secured by real estate - commercial business	16,971	21,835	37,477	50,145	12,920	699

	$1,430,920	$1,649,560	$1,905,426	$2,073,362	$1,671,025	$1,261,908

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to; changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, ongoing correspondence with borrowers and problem loan workouts. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended September 30, 2023, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a $2.0 million provision during the quarter ended September 30, 2022. During the nine months ended September 30, 2023 and September 30, 2022, the Company recorded provision expense of $1.5 million and $2.0 million, respectively, on its portfolio of outstanding loans. Total net charge-offs were $99,000 for the three months ended September 30, 2023, compared to $297,000 in the three months ended September 30, 2022. Total net charge-offs were $227,000 for the nine months ended September 30, 2023, compared to net recoveries of $7,000 in the nine months ended September 30, 2022. For the three months ended September 30, 2023, the Company recorded a negative provision for losses on unfunded commitments of $1.2 million, compared to provision expense of $1.3 million for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the Company recorded a negative provision for losses on unfunded commitments of $3.6 million, compared to provision expense of $3.3 million for the nine months ended September 30, 2022. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.40%, 1.39% and 1.41% at September 30, 2023, December 31, 2022 and June 30, 2023, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2023, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At September 30, 2023, non-performing assets were $10.9 million, an increase of $7.2 million from $3.7 million at December 31, 2022. Non-performing assets as a percentage of total assets were 0.19% at September 30, 2023, compared to 0.07% at December 31, 2022. Non-performing assets were $11.2 million at June 30, 2023. One significant loan relationship was added to non-performing assets in the three months ended June 30, 2023. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2022, non-performing loans increased $7.2 million to $10.8 million at September 30, 2023. The majority of this increase was in the non-performing commercial real estate loans category, which increased $8.6 million from December 31, 2022, primarily due to one loan relationship being added to the category in the second quarter of 2023. Compared to June 30, 2023, non-performing loans decreased $318,000.

Activity in the non-performing loans categories during the quarter ended September 30, 2023, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30

	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	—	—	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	359	—	—	—	—	—	(118)	241
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	10,192	30	—	—	—	—	(90)	10,132
Commercial business	16	—	—	—	—	—	(16)	—
Consumer	198	9	—	—	—	(87)	(46)	74
Total non-performing loans	$11,149	$39	$—	$—	$—	$(87)	$(270)	$10,831

FDIC-assisted acquired loans included above	$101	$—	$—	$—	$—	$—	$(10)	$91

At September 30, 2023, the non-performing commercial real estate category included four loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $8.5 million, or 84.3% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. The non-performing one- to four-family residential category included three loans, none of which were added during the current quarter. The largest relationship in the category totaled $150,000, or 62.3% of the category, and was added in a previous period. The primary decrease in the non-performing one- to four-family residential category was due to one loan being paid off during the three months ended September 30, 2023, totaling $118,000. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing consumer category included 7 loans, one of which was added during the current quarter.

Compared to December 31, 2022, potential problem loans decreased $1.2 million, to $337,000 at September 30, 2023. The decrease during the period was primarily due to multiple loans, totaling $1.0 million, that were upgraded to a satisfactory risk rating. Compared to June 30, 2023, potential problem loans decreased $154,000, to $337,000 at September 30, 2023. The decrease during the quarter was primarily due to one loan, which totaled $143,000, being paid off during the quarter.

Activity in the potential problem loans category during the quarter ended September 30, 2023, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, September 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	382	—	—	—	—	—	(146)	236
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	109	6	—	(3)	—	—	(11)	101
Total potential problem loans	$491	$6	$—	$(3)	$—	$—	$(157)	$337

FDIC-assisted acquired loans included above	$178	$—	$—	$—	$—	$—	$(1)	$177

At September 30, 2023, the one- to four-family residential category of potential problem loans included three loans, none of which were added during the current quarter. The largest relationship in this category totaled $99,000, or 42.0% of the total category. The consumer category of potential problem loans included 10 loans, one of which was added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2023 was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30

	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	21	—	(21)	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	14	35	(11)	—	—	38
Total foreclosed assets and repossessions	$35	$35	$(32)	$—	$—	$38

FDIC-assisted acquired loans included above	$21	$—	$(21)	$—	$—	$—

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Since early 2022, Great Southern has been preparing to convert to a new core banking platform (New System) to be delivered by a third-party vendor. As previously disclosed, the migration to the New System, originally scheduled for the third quarter of 2023, has been delayed to mid-2024. Certain contractual disputes have arisen between Great Southern and the third-party vendor.  While discussions are ongoing between the parties, there is no assurance that a resolution will be achieved.  In the meantime, Great Southern expects to continue operations with its current core banking provider, which will allow Great Southern to offer its full array of products and services.

In September 2023, in Springfield, Missouri, the Company opened Great Southern Express, a modern four-lane drive-through center using only interactive teller machine (ITM) technology to serve customers. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner during extended business hours seven days a week. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny. ITMs provide convenience and enhanced access for customers, while creating greater operational efficiencies for the Bank.

Also in the Springfield market, a banking center is slated to be consolidated into a nearby banking center at the close of business on January 12, 2024. After a thorough evaluation, the banking center at 600 West Republic Road will be consolidated into the Great Southern banking center located at 2945 W. Republic Road, a short distance away. After the West Republic Road location closes, an on-site ITM will be available there indefinitely for customers’ convenience.

The Company will host a conference call on Thursday, October 19, 2023, at 2:00 p.m. Central Time to discuss third quarter 2023 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register.vevent.com/register/BIdab4697736124b7795f0adfcf27a948a.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 90 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company’s investment portfolio; (ix) the Company’s ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company’s business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; (xviii) the transition from LIBOR to new interest rate benchmarks; and (xix) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2023 and 2022, and the three months ended June 30, 2023, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2023	2022

Selected Financial Condition Data:	(In thousands)
Total assets	$5,748,078	$5,680,702
Loans receivable, gross	4,637,241	4,581,381
Allowance for credit losses on loans	64,753	63,480
Other real estate owned, net	38	233
Available-for-sale securities, at fair value	447,948	490,592
Held-to-maturity securities, at amortized cost	196,716	202,495
Deposits	4,851,548	4,684,910
Total borrowings	242,560	366,481
Total stockholders’ equity	531,697	533,087
Non-performing assets	10,869	3,720

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022	2023	2022	2023

	(In thousands)
Selected Operating Data:
Interest income	$75,272	$59,657	$220,353	$159,028	$73,618
Interest expense	28,534	6,759	72,285	14,034	25,480
Net interest income	46,738	52,898	148,068	144,994	48,138
Provision (credit) for credit losses on loans and unfunded commitments	(1,195)	3,315	(2,140)	5,345	(1,619)
Non-interest income	7,852	7,984	23,510	26,480	7,769
Non-interest expense	35,557	34,758	104,738	99,030	34,718
Provision for income taxes	4,349	4,676	14,325	13,755	4,488
Net income	$15,879	$18,133	$54,655	$53,344	$18,320

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022	2023	2022	2023

	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.33	$1.46	$4.52	$4.20	$1.52
Book value	$44.81	$41.75	$44.81	$41.75	$45.64

Earnings Performance Ratios:
Annualized return on average assets	1.11%	1.30%	1.28%	1.30%	1.28%
Annualized return on average common stockholders’ equity	11.47%	13.01%	13.15%	12.26%	13.11%
Net interest margin	3.43%	3.96%	3.66%	3.73%	3.56%
Average interest rate spread	2.79%	3.76%	3.09%	3.58%	2.96%
Efficiency ratio	65.13%	57.09%	61.04%	57.75%	62.10%
Non-interest expense to average total assets	2.49%	2.49%	2.45%	2.42%	2.43%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.40%	1.38%	1.40%	1.38%	1.41%
Non-performing assets to period-end assets	0.19%	0.06%	0.19%	0.06%	0.20%
Non-performing loans to period-end loans	0.23%	0.07%	0.23%	0.07%	0.24%
Annualized net charge-offs (recoveries) to average loans	0.01%	0.03%	0.01%	0.00%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	September 30, 2023	December 31, 2022	June 30, 2023
Assets
Cash	$92,579	$105,262	$105,859
Interest-bearing deposits in other financial institutions	89,736	63,258	98,080
Cash and cash equivalents	182,315	168,520	203,939

Available-for-sale securities	447,948	490,592	476,911
Held-to-maturity securities	196,716	202,495	198,387
Mortgage loans held for sale	5,678	4,811	10,442
Loans receivable, net of allowance for credit losses of $64,753 – September 2023; $63,480 – December 2022; $64,852 – June 2023	4,564,567	4,506,836	4,516,613
Interest receivable	19,366	19,107	17,178
Prepaid expenses and other assets	103,441	69,461	76,194
Other real estate owned and repossessions (1), net	38	233	35
Premises and equipment, net	139,893	141,070	140,556
Goodwill and other intangible assets	10,585	10,813	10,644
Federal Home Loan Bank stock and other interest-earning assets	36,038	30,814	32,758
Current and deferred income taxes	41,493	35,950	35,973

Total Assets	$5,748,078	$5,680,702	$5,719,630

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,851,548	$4,684,910	$4,824,571
Securities sold under reverse repurchase agreements with customers	58,172	176,843	59,257
Short-term borrowings	84,110	89,583	72,110
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,504	74,281	74,430
Accrued interest payable	6,619	3,010	5,026
Advances from borrowers for taxes and insurance	10,227	6,590	9,342
Accounts payable and accrued expenses	96,251	73,808	92,420
Liability for unfunded commitments	9,176	12,816	10,371
Total Liabilities	5,216,381	5,147,615	5,173,301

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2023, December 2022 and June 2023 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2023 – 11,864,363 shares; December 2022 – 12,231,290 shares; June 2023 – 11,969,524 shares	119	122	120
Additional paid-in capital	43,701	42,445	43,292
Retained earnings	564,658	543,875	558,927
Accumulated other comprehensive gain (loss)	(76,781)	(53,355)	(56,010)
Total Stockholders’ Equity	531,697	533,087	546,329

Total Liabilities and Stockholders’ Equity	$5,748,078	$5,680,702	$5,719,630

(1)	At September 30, 2023, December 31, 2022 and June 30, 2023, includes $0, $183,000 and $0, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022	2023	2022	2023

Interest Income
Loans	$68,878	$54,077	$201,758	$143,906	$67,442
Investment securities and other	6,394	5,580	18,595	15,122	6,176
	75,272	59,657	220,353	159,028	73,618
Interest Expense
Deposits	25,233	4,984	61,668	9,516	21,785
Securities sold under reverse repurchase agreements	308	45	871	62	221
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1,433	377	5,156	614	1,943
Subordinated debentures issued to capital trust	454	248	1,273	525	426
Subordinated notes	1,106	1,105	3,317	3,317	1,105
	28,534	6,759	72,285	14,034	25,480

Net Interest Income	46,738	52,898	148,068	144,994	48,138
Provision for Credit Losses on Loans	—	2,000	1,500	2,000	—
Provision (Credit) for Unfunded Commitments	(1,195)	1,315	(3,640)	3,345	(1,619)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	47,933	49,583	150,208	139,649	49,757

Noninterest Income
Commissions	232	226	887	912	228
Overdraft and Insufficient funds fees	2,017	2,077	5,902	5,830	1,989
POS and ATM fee income and service charges	3,724	3,874	11,204	11,942	3,779
Net gains on loan sales	784	601	1,882	2,234	709
Net realized gain (loss) on sale of available-for-sale securities	—	31	—	38	—
Late charges and fees on loans	149	206	454	879	125
Gain (loss) on derivative interest rate products	55	88	(234)	385	2
Other income	891	881	3,415	4,260	937
	7,852	7,984	23,510	26,480	7,769

Noninterest Expense
Salaries and employee benefits	19,673	18,976	58,554	56,488	19,678
Net occupancy and equipment expense	7,729	7,198	22,858	20,884	7,409
Postage	844	860	2,586	2,491	914
Insurance	1,301	803	3,178	2,383	1,010
Advertising	950	953	2,500	2,383	903
Office supplies and printing	294	236	820	662	258
Telephone	657	832	2,048	2,513	688
Legal, audit and other professional fees	1,849	2,239	5,477	4,240	1,647
Expense on other real estate and repossessions	62	84	263	313	47
Acquired intangible asset amortization	59	216	228	552	58
Other operating expenses	2,139	2,361	6,226	6,121	2,106
	35,557	34,758	104,738	99,030	34,718

Income Before Income Taxes	20,228	22,809	68,980	67,099	22,808
Provision for Income Taxes	4,349	4,676	14,325	13,755	4,488

Net Income	$15,879	$18,133	$54,655	$53,344	$18,320

Earnings Per Common Share
Basic	$1.33	$1.47	$4.53	$4.23	$1.52
Diluted	$1.33	$1.46	$4.52	$4.20	$1.52

Dividends Declared Per Common Share	$0.40	$0.40	$1.20	$1.16	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.5 million and $1.6 million for the three months ended September 30, 2023 and 2022, respectively. Net fees included in interest income were $4.4 million and $4.7 million for the nine months ended September 30, 2023 and 2022, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2023	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.79%	$903,147	$8,594	3.78%	$872,243	$7,532	3.43%
Other residential	7.07	829,520	14,702	7.03	885,883	11,836	5.30
Commercial real estate	6.01	1,466,739	21,730	5.88	1,584,249	19,368	4.85
Construction	7.89	911,731	16,691	7.26	635,811	9,116	5.69
Commercial business	6.36	313,909	4,812	6.08	293,529	3,734	5.05
Other loans	6.45	178,030	2,128	4.74	197,070	2,309	4.65
Industrial revenue bonds	6.01	12,322	221	7.11	13,100	182	5.52

Total loans receivable	6.16	4,615,398	68,878	5.92	4,481,885	54,077	4.79

Investment securities	2.72	678,564	5,018	2.93	734,518	5,129	2.77
Other interest-earning assets	5.33	104,546	1,376	5.22	84,797	451	2.11

Total interest-earning assets	5.77	5,398,508	75,272	5.53	5,301,200	59,657	4.46
Non-interest-earning assets:
Cash and cash equivalents		91,860			101,307
Other non-earning assets		213,411			176,768
Total assets		$5,703,779			$5,579,275

Interest-bearing liabilities:
Interest -bearing demand and savings	1.54	$2,195,848	8,064	1.46	$2,303,579	1,320	0.23
Time deposits	3.53	996,220	8,450	3.37	872,269	1,811	0.82
Brokered deposits	5.06	669,829	8,719	5.16	324,183	1,853	2.27
Total deposits	2.65	3,861,897	25,233	2.59	3,500,031	4,984	0.56
Securities sold under reverse repurchase agreements	2.42	56,152	308	2.18	134,917	45	0.13
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.57	103,828	1,433	5.47	69,956	377	2.14
Subordinated debentures issued to capital trust	7.23	25,774	454	7.00	25,774	248	3.82
Subordinated notes	5.93	74,462	1,106	5.89	74,165	1,105	5.91

Total interest-bearing liabilities	2.79	4,122,113	28,534	2.74	3,804,843	6,759	0.70
Non-interest-bearing liabilities:
Demand deposits		938,076			1,146,542
Other liabilities		89,970			70,566
Total liabilities		5,150,159			5,021,951
Stockholders’ equity		553,620			557,324
Total liabilities and stockholders’ equity		$5,703,779			$5,579,275

Net interest income:			$46,738			$52,898
Interest rate spread	2.98%			2.79%			3.76%
Net interest margin*				3.43%			3.96%
Average interest-earning assets to average interest-bearing liabilities		131.0%			139.3%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	September 30, 2023	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.79%	$907,990	$25,124	3.70%	$782,592	$20,107	3.44%
Other residential	7.07	824,453	41,767	6.77	832,641	29,890	4.80
Commercial real estate	6.01	1,495,186	65,508	5.86	1,550,445	51,834	4.47
Construction	7.89	899,026	48,544	7.22	642,264	24,367	5.07
Commercial business	6.36	296,605	13,153	5.93	290,420	10,431	4.80
Other loans	6.45	183,679	7,001	5.10	200,014	6,770	4.53
Industrial revenue bonds	6.01	12,493	661	7.08	13,472	507	5.03

Total loans receivable	6.16	4,619,432	201,758	5.84	4,311,848	143,906	4.46

Investment securities	2.72	694,727	15,005	2.89	670,700	14,260	2.84
Other interest-earning assets	5.33	97,829	3,590	4.91	218,263	862	0.53

Total interest-earning assets	5.77	5,411,988	220,353	5.44	5,200,811	159,028	4.09
Non-interest-earning assets:
Cash and cash equivalents		91,515			95,943
Other non-earning assets		205,415			156,577
Total assets		$5,708,918			$5,453,331

Interest-bearing liabilities:
Interest-bearing demand and savings	1.54	$2,191,827	19,281	1.18	$2,355,937	2,927	0.17
Time deposits	3.53	999,856	20,658	2.76	839,286	3,375	0.54
Brokered deposits	5.06	588,862	21,729	4.93	175,717	3,214	2.45
Total deposits	2.65	3,780,545	61,668	2.18	3,370,940	9,516	0.38
Securities sold under reverse repurchase agreements	2.42	85,811	871	1.36	132,930	62	0.06
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.57	134,595	5,156	5.12	49,217	614	1.67
Subordinated debentures issued to capital trust	7.23	25,774	1,273	6.61	25,774	525	2.72
Subordinated notes	5.93	74,392	3,317	5.96	74,094	3,317	5.99

Total interest-bearing liabilities	2.79	4,101,117	72,285	2.36	3,652,955	14,034	0.51
Non-interest-bearing liabilities:
Demand deposits		965,403			1,165,125
Other liabilities		88,309			55,287
Total liabilities		5,154,829			4,873,367
Stockholders’ equity		554,089			579,964
Total liabilities and stockholders’ equity		$5,708,918			$5,453,331

Net interest income:			$148,068			$144,994
Interest rate spread	2.98%			3.09%			3.58%
Net interest margin*				3.66%			3.73%
Average interest-earning assets to average interest-bearing liabilities		132.0%			142.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2023	2022

	(Dollars in thousands)
Common equity at period end	$531,697	$533,087
Less: Intangible assets at period end	10,585	10,813
Tangible common equity at period end (a)	$521,112	$522,274

Total assets at period end	$5,748,078	$5,680,702
Less: Intangible assets at period end	10,585	10,813
Tangible assets at period end (b)	$5,737,493	$5,669,889

Tangible common equity to tangible assets (a) / (b)	9.08%	9.21%